UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 22, 2006

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported by Auxilium Pharmaceuticals, Inc. (“Auxilium” or the “Company”), Auxilium entered into that certain Research and Development Agreement, dated February 24, 2005, by and between Cobra Biologics Ltd (“Cobra”) and Auxilium (the “R&D Agreement”), and into that certain Exhibit No. 11 to the R&D Agreement, dated July 14, 2006, by and between Cobra and Auxilium (the “Manufacturing Agreement”), pursuant to which Cobra commenced manufacture of AA4500 batches needed for clinical trials and for any biological license application (“BLA”) to be filed under the United States Federal Food Drug and Cosmetic Act and related applicable regulations. The Manufacturing Agreement replaced in its entirety and superseded that certain Process Development and cGMP Manufacture of Phase III CTM Agreement, dated June 28, 2005, by and between Cobra and Auxilium.

The Manufacturing Agreement as originally executed set forth specific services, timelines and amounts payable to Cobra by Auxilium for such specific services. The terms and conditions of the R&D Agreement are incorporated by reference into the Manufacturing Agreement and, except to the extent specifically stated to the contrary in the Manufacturing Agreement, provide the general terms and conditions that govern the obligations of Cobra and Auxilium with respect to the work performed by Cobra under the Manufacturing Agreement. To date Cobra has completed the engineering run and current Good Manufacturing Practice (“cGMP”) run contemplated by the Manufacturing Agreement and has initiated the first BLA batch run.

On November 22, 2006, Auxilium and Cobra entered into a letter agreement (the “Amendment”) that amends the Manufacturing Agreement, effective upon the close of business on November 17, 2006, as follows:

•	Cobra shall continue to provide services to Auxilium in accordance with the terms and conditions of the Manufacturing Agreement, including but not limited to (i) completing the first BLA batch run, along with a stability program related to such BLA batch run, (ii) completing stability programs related to the engineering run and cGMP run, and (iii) providing technology transfer services, provided, however, Cobra shall not perform, and Auxilium shall not be required to pay for, the second and third BLA runs contemplated by the Manufacturing Agreement.

•	On or before December 31, 2006, at Auxilium’s expense, Cobra shall ship to Auxilium all cell banks and all Auxilium assets, unused consumables and raw materials purchased by Cobra for use in the completion of services under the Manufacturing Agreement.

•	Auxilium shall be obligated to pay Cobra the following:

•	$1,100,000 (US) within fifteen (15) days of the execution of the Amendment;

•	the cost for all consumables and raw materials which Cobra contracted to purchase on behalf of Auxilium in relation to the second and third BLA batch runs contemplated by the Manufacturing Agreement, provided that, such consumables and raw materials are shipped to Auxilium; and

•	ongoing services as set forth above, future services, if any, and consideration for exclusivity, if any, will be paid in the manner and in the amounts set forth in the Manufacturing Agreement.

The Manufacturing Agreement will expire on December 31, 2006. Either party may terminate the Manufacturing Agreement in the event of a material breach if such material breach is not cured by the breaching party within 30 days following written notice of such breach from the non-breaching party. Either party may immediately terminate the Manufacturing Agreement if the other party becomes subject to bankruptcy or insolvency. Cobra may terminate the Manufacturing Agreement for no reason with 100 days written notice to Auxilium if such termination is after September 1, 2006. Auxilium may terminate the Manufacturing Agreement at any time. The Amendment eliminated Auxilium’s obligation to pay a termination fee in connection with its exercise of such termination right.

Except as varied by the Amendment, the Manufacturing Agreement remains in full force and effect. As of November 17, 2006, Auxilium had paid Cobra (excluding the cost of raw materials and consumables paid by Auxilium) approximately $2,580,000 for services performed under the Manufacturing Agreement. If all non-discretionary services under the Manufacturing Agreement, as amended, are completed, then Auxilium anticipates paying Cobra (excluding the cost of raw materials, consumables and discretionary services to be paid by Auxilium) an additional $2,320,000.

The foregoing is a summary description of certain terms of the Amendment, the Manufacturing Agreement and the R&D Agreement and, by its nature, is incomplete. It is qualified in its entirety by the text of the Amendment attached as Exhibit 10 to this Current Report on Form 8-K, the R&D Agreement filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 and the Manufacturing Agreement filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, each of which is incorporated herein by reference. All readers are encouraged to read the entire text of the Amendment, the Manufacturing Agreement and the R&D Agreement.

Item 2.03. Creation of a Direct Financial Obligation. or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) Creation of a Direct Financial Obligation.

The description of the Amendment in “Item 1.01. Entry in a Material Definite Agreement” of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference. Such description is a summary of certain terms of the Amendment and, by its nature, is incomplete. It is qualified in its entirety by the text of the Amendment attached as Exhibit 10 to this Current Report on Form 8-K and incorporated herein by reference. All readers are encouraged to read the entire text of the Amendment.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10	Letter Agreement, dated November 22, 2006, by and between Cobra Biologics Ltd and Auxilium Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: November 29, 2006	By:	/s/ James E. Fickenscher
	Name:	James E. Fickenscher
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10	Letter Agreement, dated November 22, 2006, by and between Cobra Biologics Ltd and Auxilium Pharmaceuticals, Inc.